Exhibit 10.35

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated November 7, 2023, is made and entered into by and between CENTURY THERAPEUTICS, INC., a Delaware corporation (the “Company”) and Brent Pfeiffenberger (“Executive”), and will become effective on December 4, 2023 (the “Effective Date”).

Introduction

WHEREAS, the Company desires to employ Executive on the terms and conditions set forth herein; and

WHEREAS, Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.Position. Executive will serve as the Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the “Board”). In addition to performing the duties and responsibilities associated with that position, from time to time the Company may assign to Executive other duties and responsibilities reasonable and consistent with such position. Executive agrees to devote substantially all his business time to the performance of his duties and to the furtherance of the Company’s interests. Executive also agrees that during his employment with the Company, he will not engage in any other employment, consulting or business services without the written consent of the Company; provided, however, that without such consent, Executive may (i) engage in charitable or public service and (ii) manage his personal affairs and investments, so long as such activities do not interfere with the performance of his duties and obligations to the Company. The Company also expects that Executive will continue to serve, without the receipt of any additional compensation, as a member of the Board while employed as the Chief Executive Officer of the Company, subject to re-election by the Company’s stockholders from time to time. The Company will use commercially reasonable efforts to nominate Executive for election to a seat on the Board for as long as Executive continues to serve as Chief Executive Officer, provided that the failure of the Company’s stockholders to re-elect Executive will not be construed as a termination by Executive for “Good Reason” under Section 13(e)(i).

2.            Term. Executive’s employment pursuant to this Agreement will commence on the Effective Date and will continue until terminated in accordance with Section 9 hereof.

3.              Place of Performance. Executive will perform services hereunder at the principal executive offices of the Company in Philadelphia, Pennsylvania; provided, however, that Executive (i) may be required to travel from time to time for business purposes; (ii) it is agreed and understood that Executive will be commuting between the Company’s principal offices and California through June 2024; and (iii) Executive may occasionally work remotely consistent with the needs of the Company.

4.              Salary. This is a full-time exempt position. The Company will pay Executive a salary at an annual rate of $625,000 (“Base Salary”), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. The Base Salary shall be reviewed on an annual basis by the Compensation Committee of the Board (the “Committee”) and may be evaluated for increase but not decrease from time to time by the Committee.

5.              Bonuses.

(a)Signing Bonus.  The Company will provide Executive with a one-time special signing bonus of $200,000, subject to applicable deductions and withholdings, which will be paid in a lump sum cash payment no later than thirty (30) days after his employment commencement date (“Start Date”).

(b)Annual Bonus.  For each calendar year ending during his employment, Executive will have the opportunity to earn an annual bonus with a target amount of 55% of the Base Salary in effect at the end of the applicable year (the “Target Bonus”). The actual bonus payable to Executive, if any, with respect to any year may be more or less than the Target Bonus and will be determined by the Committee, in its sole discretion, based on the achievement of corporate and/or personal objectives established by the Committee. Except as otherwise provided herein or determined by the Committee, payment of any otherwise earned bonus will be conditioned on Executive’s continued

service through the date that annual bonuses are paid to the Company’s executive officers generally with respect to the applicable year. Any 2023 bonus will be determined by the Board and will be pro-rated based on the portion of 2023 that Executive is employed.

(c)Retention Bonus.  Executive shall receive a one-time retention bonus in an amount equal to $450,000, payable in cash, less all applicable withholdings no later than thirty (30) days after the Effective Date (the “Retention Bonus”). If Executive’s employment with the Company terminates for any reason, other than due to Executive’s death or Disability, Executive’s resignation with Good Reason or by the Company without Cause, (such other reasons, a “Qualifying Termination”), in each case, prior to the one year anniversary of the Effective Date, Executive will repay the Retention Bonus to the Company in full; provided, further, however, that this provision shall be inapplicable on and after a Change in Control of the Company.

6.   Relocation. The Company will reimburse Executive for reasonable and documented expenses incurred in connection with Executive’s relocation to the Philadelphia, Pennsylvania area in an amount up to $150,000, together with a full tax gross-up for any such amount that is taxable to Executive, provided that in the event his employment with the Company terminates for any reason other than a Qualifying Termination prior to the first anniversary of the Start Date, Executive will repay the gross amount of any relocation expenses for which he previously received reimbursement by the Company, provided, further, however, that this provision shall be inapplicable on and after a Change in Control of the Company.

7.             Equity Incentives. As soon as practicable after the Effective Date, and subject to Board approval, the Company will recommend to the Board that Executive receive a one-time equity grant consisting of a mix of 1,173,775 restricted stock units (the “1st RSU Award”) and 573,691 options to acquire shares of the Company’s common stock (the “Option”). The parties intend that the Option is intended to qualify as an incentive stock option (within the meaning of Section 422 of the Internal Revenue of 1986, as amended, (the “Code”)) to the maximum extent permitted by applicable tax laws. The Option will have an exercise price equal to the fair market value of the Company’s common stock on the grant date.  Except as otherwise provided herein, subject to Executive’s continuous employment or service through each vesting date, the 1st RSU Award will vest as follows: (i) 25% on the first anniversary of the later of the applicable award grant date and the Start Date (the “Initial Vesting Date”), and (ii) the remaining 75% will vest in one twelfth (1/12th) increments on each of the first trading days on or after each of February 15, May 15, August 15, and November 15, until the 1st RSU Award is fully vested.  Except as otherwise provided herein, subject to Executive’s continuous employment or service through each vesting date, the Option will vest and become exercisable, as follows: (i) 25% on the first anniversary of the later of the applicable award grant date and the Start Date (the “Initial Vesting Date”), and (ii) the remainder will vest in equal monthly installments over the next 36 months beginning one month after the Initial Vesting Date.  Additionally, as soon as practical after the Effective Date, Executive shall receive a grant of restricted stock units with a value of at least $450,000 (the “2nd RSU Award” and, together with the 1st RSU Award, the “RSUs”). The 2nd RSU Award will vest on the first anniversary of the later of the 2nd RSU Award grant date and the Start Date. Except as otherwise provided herein, Executive’s eligibility for and other rights with respect to the Option and RSUs will be governed by the 2021 Equity Incentive Plan and the associated equity grant agreements required to be entered into by Executive and the Company (the “Equity Documents”), which will contain additional terms and conditions (not inconsistent with this Agreement). To the extent this Agreement conflicts with the Equity Documents, the Equity Documents will control.

With respect to any Company long-term incentive grant that may be awarded in 2024 (a “2024 LTI Grant”), subject to Board approval, Executive will be eligible to participate in such 2024 LTI Grant on the basis of a 25% proration of the amount otherwise allocable to Executive for the 2024 year, unless otherwise determined by the Board.

8.              Benefits; Business Expenses.

(a)            Executive shall be entitled to participate in Company benefit plans that are generally available to other employees of the Company of similar rank and tenure, in accordance with and subject to the terms and conditions of such plans, as in effect from time to time.

(b)            The Company will pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of his duties and responsibilities for the Company in accordance with the expense reimbursement policies of the Company, as may be amended from time to time.

9.             Termination.

(a)            Executive’s employment hereunder shall terminate on the earliest of: (i) on the date set forth in a written notice to Executive from the Board that Executive’s employment with the Company has been or will be terminated, (ii) on the date not less than 30 days following written notice from Executive to the Company that Executive is resigning from the Company, (iii) on the date of Executive’s death, or (iv) on the date set forth in a written notice to Executive from the Board that Executive’s employment is terminated on account of Executive’s Disability. Notwithstanding the foregoing, in the event that Executive gives notice of termination to the Company, the Company may unilaterally accelerate the date of termination and such acceleration shall not constitute a termination by the Company for purposes of this Agreement.

(b)            Upon cessation of Executive’s employment for any reason, unless otherwise consented to in writing by the Board, Executive will resign immediately from any and all officer, director and other positions Executive then holds with the Company and its affiliates and agrees to execute such documents as may be requested by the Company to confirm that resignation.

(c)            Upon any cessation of Executive’s employment with the Company, Executive will be entitled only to such compensation and benefits as described in Section 10 below.

(d)            Executive agrees that, following any cessation of his employment and subject to reimbursement of his reasonable expenses, he will cooperate with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in any way involved during his employment with the Company. Executive agrees to render such cooperation in a timely manner on reasonable notice from the Company, provided the Company exercises reasonable efforts to limit and schedule the need for Executive’s cooperation so as not to materially interfere with his personal and other professional obligations. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred by Executive in connection with such cooperation.

(e)            Executive agrees that, upon any cessation of his employment, he will deliver to the Company (and will not retain in his possession or control, or deliver to anyone else) all property and equipment of the Company, including without limitation (i) all keys, books, records, computer hardware, software, cellphones, access cards, credit cards and identification, and (ii) all other Company materials (including copies thereof), including without limitation any records, data, notes, reports, proposals, lists or correspondence.

10.             Rights Upon Termination.

(a)            Termination without Cause or Resignation for Good Reason. If Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or a resignation by Executive for Good Reason (as defined below):

(i)            the Company shall pay to Executive all accrued and unpaid Base Salary through the date of such cessation of employment at the time such Base Salary would otherwise be paid according to the Company’s usual payroll practices, and any accrued but unpaid vacation time or paid time off (PTO) (if applicable);

(ii)          to the extent then unpaid, the Company shall pay to Executive (x) the annual bonus (if any) earned with respect to the fiscal year ended immediately prior to the cessation of Executive’s employment and (y) an amount equal to the pro-rated Target Bonus for the year of termination, based on his actual period of service during such year;

(iii)           the Company shall make monthly severance payments equal to one-twelfth of Executive’s Base Salary as in effect immediately prior to such cessation of employment (or, if such cessation is due to the Good Reason described in clause (ii) of that definition, the Base Salary in effect immediately prior to such qualifying event) for a period equal to the Severance Period;

(iv)       if Executive validly elects to receive continuation coverage under the Company’s group health plan (if any) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive the applicable premium otherwise payable for COBRA continuation coverage for himself and his eligible dependents for the Severance Period, to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage; and

(v)           to the extent such cessation of employment occurs within three (3) months prior to or twelve (12) months following a Change in Control (as defined below), (x) the Company shall pay to Executive an amount equal to the Target Bonus for the calendar year in which the termination occurs, and (y) all outstanding equity awards that are subject to vesting solely based on the passage of time and Executive’s continued employment shall become vested upon the later of the date of Executive’s cessation of employment and the Change in Control.

Except as otherwise provided in this Section 10(a), all compensation and benefits will cease at the time of Executive’s cessation of employment and the Company will have no further liability or obligation by reason of such cessation of employment. The payments and benefits described in this Section 10(a) are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 10(a)(ii)- 10(a)(v) are conditioned on Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of Executive’s cessation of employment, of a general release of claims against the Company and its affiliates (which shall have customary exclusions relating to Executive’s equity in the Company, any claims that Executive may have relating to accrued vested benefits under the Company’s benefit plans, subject to the terms and conditions of such plans, and any claims for indemnification in Executive’s role as an officer and director of the Company) in a form and manner satisfactory to the Company (the “Release”) and on Executive’s continued compliance with the provisions of the Proprietary Information and Assignment Agreement (defined below).

Subject to Section 11 below (to the extent applicable) and provided the Release requirement described above has been timely satisfied: (x) the payment described in Section 10(a)(ii) will be paid on the later of the sixty-fifth (65th) day following Executive’s cessation of employment (the “Settlement Date”), or the date such annual bonus would have otherwise been paid, absent Executive’s cessation of employment; provided, however, with respect to any amount payable in respect of the pro-rated Target Bonus for the year of termination, such amount shall be paid on the Settlement Date; (y) the payments described in Section 10(a)(iii) and 10(a)(iv) will commence to be paid on the Settlement Date, provided that the initial payment will include any payments that, but for the above-described timing rule, would have otherwise been paid since the date of Executive’s cessation of employment; and (z) the payment of an amount equal to the Target Bonus described in Section 10(a)(v) will be paid on the later of the Settlement Date or the tenth (10th) day following the Change in Control.

(b)           Other Terminations. If Executive’s employment with the Company ceases for any reason other than as described in Section 10(a) above (including but not limited to (i) termination by the Company for Cause, (ii) resignation by Executive without Good Reason, (iii) termination as a result of Executive’s Disability, or (iv) Executive’s death), then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid Base Salary through the date of such cessation of employment. All compensation and benefits will cease at the time of such cessation of employment and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract, or his continuing rights under this agreement,  the equity or deferred compensation plans of the Company or under any applicable equity compensation plan of the Company.

11.           Section 409A.

(a)            The parties intend for this Agreement to comply with or be exempt from Section 409A of the Code, and all provisions of this Agreement will be interpreted and applied accordingly. Nonetheless, the Company does not guaranty the tax treatment of any compensation payable to Executive.

(b)            Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 10(a) above will be payable until Executive has a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Executive upon or following his “separation from service,” then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder and in the event of Executive’s death, all payments deferred as a result of the six-month wait will be paid as soon as practicable. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

(c)            Notwithstanding anything in this Agreement to the contrary, to the extent an expense, reimbursement or in-kind benefit provided to Executive pursuant to this Agreement or otherwise constitutes a “deferral of compensation” within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

12.            Section 280G. Notwithstanding any contrary provision of this Agreement (or any plan, policy, agreement or other arrangement covering Executive), if any payment, right or benefit paid, provided or due to Executive, whether pursuant to this Agreement or otherwise (each, a “Payment,” and collectively, the “Total Payments”), would subject Executive to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced to the minimum extent necessary to avoid the imposition of the Excise Tax, but only if (i) the amount of such Total Payments, as so reduced, is greater than or equal to (ii) the amount of such Total Payments without reduction (in each case, determined on an after-tax basis). Any reduction of the Total Payments required by this paragraph will be implemented by determining the Parachute Ratio (as defined below) for each Payment and then by reducing the Payments in order, beginning with the Payment with the highest Parachute Ratio. For Payments with the same Parachute Ratio, later Payments will be reduced before earlier Payments. For Payments with the same Parachute Ratio and the same time of payment, each Payment will be reduced proportionately. For purposes of this paragraph, “Parachute Ratio” means a fraction, (x) the numerator of which is the value of the applicable Payment, as calculated for purposes of Section 280G of the Code, and (y) the denominator of which is the economic value of the applicable Payment.

13.            Certain Definitions. For purposes of this Agreement:

(a)           “Cause” means (i) conduct by Executive constituting a material act of misconduct in connection with the performance of Executive’s duties, including, without limitation, a material misappropriation of funds or property of the Company or any of its subsidiaries or affiliates; (ii) the conviction of Executive, or his plea of nolo contendere to, any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates; (iii) continued material non-performance by Executive of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than 10 days following written notice of such non-performance from the Board; (iv) a material breach by Executive of the Proprietary Information and Assignment Agreement (defined below), any other agreement with the Company or its affiliates, or of any duty owed to the Company or its affiliates, which breach is not cured (if curable) within 10 days after the delivery of written notice thereof; (v) a material violation by Executive of the Company’s written employment policies, including policies prohibiting sexual harassment, which violation is not cured (if curable) within 10 days after the delivery of written notice thereof; (vi) alcohol abuse or use of controlled substances illegal in the relevant state (other than prescription drugs taken in accordance with a physician’s prescription) that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates; or (vii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For avoidance of doubt, a termination of Executive’s employment due to his death or Disability will not entitle Executive to any severance payments or benefits under this Agreement. No act taken in good faith or on advice of Company counsel shall be deemed willful.

(b)           “Change in Control” shall mean the occurrence of a “change in control event” with respect to the Company, within the meaning of Treas. Reg. § 1.409A-3(i)(5)(i).

(c)            “Code” means the Internal Revenue Code of 1986, as amended.

(d)            “Disability” means a condition entitling Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to Executive, “Disability” will mean Executive’s inability to perform his duties under this Agreement due to a mental or physical condition (other than alcohol or substance abuse) that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 90 days or more, or for 120 days in any 180 consecutive-day period. Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

(e)            “Good Reason” means: (i) a material diminution in Executive’s title, responsibilities, authority or duties, provided that the failure of the Company’s stockholders to re-elect Executive to the Board will not be construed as a material diminution in Executive’s title, responsibilities, authority or duties; (ii) a material diminution in Executive’s Base Salary or Target Bonus; (iii) a change of more than 50 miles in the geographic location at which Executive provide services to the Company; or (iv) the material breach of this Agreement by the Company; provided, however, that no such event will constitute Good Reason unless (x) Executive provides the Company with written objection to such event within 60 days after the initial occurrence thereof, (y) such event is not reversed or corrected by the Company within 30 days of its receipt of such written objection, and (z) Executive separates from service within 60 days following the expiration of that cure period.

(f)            “Severance Period” means twelve (12) months. Notwithstanding the foregoing, with respect to a cessation of employment due to a termination by the Company without Cause or resignation by Executive for Good Reason that occurs (in either case) within three (3) months prior to a Change in Control or twelve (12) months following a Change in Control, “Severance Period” shall mean eighteen (18) months.

14.          Company Policies. Executive will comply with all policies of the Company in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.

15.            Indemnification. In addition to any rights to indemnification to which Executive may be entitled under the Company’s governing documents, the Company shall obtain and maintain an appropriate level of Directors and Officers Liability insurance coverage for Executive’s benefit on the same terms as applicable to other directors and C-level executives of the Company. Executive shall be fully indemnified under such governing documents to the maximum extent permitted by law.

16.            Proprietary Information and Assignment Agreement. On the same date this Agreement is executed, Executive will execute the Proprietary Information and Assignment Agreement, attached hereto as Exhibit A (the “Proprietary Information and Assignment Agreement”).

17.            No Conflicting Agreements. Executive represents and warrants that he is not a party to or otherwise bound by any agreement or restriction that could conflict with, or be violated by, the performance of his duties to the Company or his obligations under this Agreement. Executive will not use or misappropriate any intellectual property, trade secrets or confidential information belonging to any third party.

18.            Taxes. All compensation payable to Executive are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Executive hereby acknowledges that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive not make any claim against the Company or its board of directors related to tax liabilities arising from his compensation.

19.            Entire Agreement; Assignment; Amendment.

(a)            This Agreement, together with the Proprietary Information and Assignment Agreement, constitute the final and entire agreement of the parties with respect to the matters covered hereby and replace and supersede all prior agreements, discussions, negotiations, representations or understandings (whether written, oral or implied) relating to Executive’s employment by the Company, including without limitation the Prior Agreement.

(b)            The rights and obligations of Executive hereunder are personal and may not be assigned. The Company may assign this Agreement, and its rights and obligations hereunder, to any entity to which the Company transfers substantially all of its assets (or an affiliate thereof).

(c)            This Agreement may be amended or modified only by a written instrument signed by a duly authorized officer of the Company and Executive.

20.            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its choice of law provisions.

21.            Arbitration. In the event of any dispute under the provisions of this Agreement or otherwise regarding Executive’s employment or compensation (other than a dispute in which the primary relief sought is an injunction or other equitable remedy, such as an action to enforce compliance with the Proprietary Information and Assignment

Agreement), the parties shall be required to have the dispute, controversy or claim settled by arbitration in Philadelphia County, Commonwealth of Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”), by one arbitrator mutually agreed upon by the parties (or, if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA). Any award or finding will be confidential. The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award. Any award entered by the arbitrators will be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision will be specifically enforceable. Each party will be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and will share equally the fees of the arbitrator.

22.            Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not the meaning of this Agreement.

23.            Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to Executive, at the most recent address contained in the Company’s personnel files; (b) if to the Company, to the attention of its Legal Department at the address of its principal executive office; or (c) or at such other address as may have been furnished by such person in writing to the other party. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed, on the date received, if given by registered or certified mail, return receipt requested or by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

24.            Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

[Signature Page Follows]

This Agreement has been executed and delivered on the date first above written.

CENTURY THERAPEUTICS, INC.

By:	/s/ Joseph Jimenez

Name: Joseph Jimenez
Title: Chairman of the Board

EXECUTIVE

By: _/s/ Brent Pfeiffenberger, Pharm.D._______________

Name: Brent Pfeiffenberger, Pharm.D.

[Signature Page to Employment Agreement]